EXHIBIT 15
Telvent announces intention to acquire PB Farradyne
- Planed acquisition would significantly expand global traffic business -
Madrid, May 9, 2006 — Telvent GIT S.A. (Nasdaq: TLVT), the Global RealTime IT Company, and Parsons Brinckerhoff Quade & Douglas, Inc. (PBQD) announced today that they have signed a letter of intent to enter into a definitive agreement whereby Telvent will acquire PB Farradyne, an unincorporated division of PBQD and PB Farradyne, Inc., a subsidiary of PBQD (collectively “Farradyne”). Farradyne is a Rockville, MD-based Traffic Information technology consulting and integration business with 26 offices in 19 states in the U.S.
Telvent expects the addition of Farradyne, a pioneer in the ITS sector, to solidify it as a key ITS player in the U.S.and also to enhance the Company’s position as a global leader in this field. Farradyne brings a wide range of skills and experience in areas including ITS consulting, traffic signal systems, regional information systems, freeway management systems and operations and maintenance.
According to Manuel Sanchez Ortega, Telvent’s Chairman and Chief Executive Officer, “Telvent’s intention to enter into an agreement to acquire Farradyne is fully aligned with our global growth strategy. It highlights Telvent’s commitment to further developing our core traffic sector in strategic markets like the United States and the addition of Farradyne to the Telvent family will significantly strengthen our ITS business globally.”
According to Thomas J. O’Neill, Chairman and CEO of Parsons Brinckerhoff Inc., “This will be a win-win for both companies. I view this as reinforcing PB’s long-term strategy of focusing on providing the best independent consulting advice to our clients in all aspects of transportation.”
Consummation of the transaction is subject to several conditions, including the completion of due diligence reviews of the business and financial condition of each party by the other, and the negotiation and execution of a definitive agreement. No assurances can be given that a definitive agreement will be entered into or that the proposed transaction will be completed.
Telvent (Nasdaq: TLVT), the Global RealTime IT Company, specializes in high value add solutions and services in four industry sectors (Energy, Traffic, Transport and Environment). Its technology allows high performing companies to make real-time business decisions using data acquisition, control, and advanced operational applications, providing secure actionable information delivery to the enterprise.
About Parsons Brinckerhoff Quade & Douglas, Inc: is a member of the Parsons Brinckerhoff family of firms. Founded in 1885, Parsons Brinckerhoff provides strategic consulting, program management, planning, engineering and construction management services for transportation, power, buildings and environmental projects. Parsons Brinckerhoff employs 9,700 professionals and support staff in more than 150 offices worldwide.
Forward Looking Statements:
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The information contained or incorporated in this Press Release contains forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, and other factors described from time to time in the Company’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this Press Release are based on information available at the time of the report. The Company assumes no obligation to update any forward-looking statement.
Investor Relations Contacts:
José Ignacio del Barrio
Phone: +34 902-335599
Email: jibarrio@telvent.abengoa.com
Mark Jones
Phone: +1 646 284-9414
Email: mjones@hfgcg.com